SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 8-K/A1

         (Amending Item 7 to include additional financial information)

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 26, 1999

                           BERGEN BRUNSWIG CORPORATION
             (Exact name of registrant as specified in its charter)

           New Jersey                  1-5110                  22-1444512
  (State or other jurisdiction      (Commission              (IRS Employer
    of incorporation)               File Number)              Identification
                                     Number)

      4000 Metropolitan Drive, Orange, California             92868-3598
      (Address of principal executive offices)                (Zip Code)

        Registrant's telephone number, including area code: 714-385-4000

                                              1
Item 2.   Acquisition or Disposition of Assets

          On April 26, 1999, Bergen Brunswig Corporation, a New Jersey corporation (the "Registrant"), completed the merger (the "Merger") of its wholly-owned Peacock Merger Corp. subsidiary ("Subcorp") with and into PharMerica, Inc. ("PharMerica"). PharMerica was the surviving corporation of the Merger and is now a wholly owned subsidiary of the Registrant. Pursuant to the Agreement and Plan of Merger, dated as of January 11, 1999, by and among the Registrant, Subcorp and PharMerica (the "Merger Agreement"), each outstanding share of PharMerica's common stock, par value $.01 per share ("PharMerica Common Stock"), was converted into 0.275 (the "Exchange Ratio") of a share of the Company's Class A Common Stock, par value $1.50 per share (the "Bergen Common Stock"). Furthermore, each outstanding option to purchase PharMerica Common Stock (a "PharMerica Option") was converted into an option to purchase Bergen Common Stock (a "Bergen Exchange Option") and each outstanding warrant to purchase PharMerica Common Stock (a "PharMerica Warrant") was converted into a warrant to purchase Bergen Common Stock (a "Bergen Exchange Warrant"). Each Bergen Exchange Option and Bergen Exchange Warrant will entitle the holder to purchase a number of shares of Bergen Common Stock equal to the number of shares of PharMerica Common Stock subject to the related PharMerica Option or PharMerica Warrant, as the case may be, multiplied by 0.275; the per share exercise price of each Bergen Exchange Option and each Bergen Exchange Warrant is the exercise price of the related PharMerica Option or PharMerica Warrant, as the case may be, divided by 0.275.

          Pursuant to the terms of the Merger Agreement, approximately 26.3 million shares of Bergen Common Stock are issuable upon conversion of PharMerica Common Stock in the Merger and upon exercise of Bergen Exchange Options and Bergen Exchange Warrants. The Exchange Ratio was determined by arms-length negotiations between PharMerica and its advisors and the Registrant and its advisors. Additional information concerning the Merger and the transactions related thereto (including pro forma financial information and historical PharMerica financial information) is contained in the Registrant's Registration Statement on Form S-4 (Registration Number 333-74445) previously filed with the Securities and Exchange Commission on March 16, 1999.

_____________
1
 Item 2 has not been amended; the text as initially filed has been repeated for purposes of clarity.

Item 7.   Financial Statements and Exhibits

          The following financial statements and pro forma information are being filed in this Form 8-K/A1:

          (a)  Consolidated Financial Statements of PharMerica and Subsidiaries:

               1. Condensed Consolidated Balance Sheets as of December 31, 1998 and March 31, 1999 (unaudited)

               2. Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 1998 and 1999 (unaudited)

               3. Condensed Consolidated Statement of Stockholders' Equity for the Three Months Ended March 31, 1999 (unaudited)

               4. Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1999 (unaudited)

               5.  Notes  to   Condensed   Consolidated   Financial   Statements
     (Unaudited)

         (b)  Unaudited Pro Forma Condensed Combined Financial Information:

               1.  Introduction

               2. Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1999

               3. Unaudited Pro Forma Condensed Combined Statement of Earnings for the Six Months Ended March 31, 1999

               4. Notes to Unaudited Pro Forma Condensed Combined Financial Information

          The following financial statements and pro forma information were previously filed with the initial Form 8-K filing.

          (a)   Consolidated   Financial   Statements  of  PharMerica  Inc.  and
Subsidiaries:

               1. Consolidated Balance Sheets as of December 31, 1997 and 1998.

               2. Consolidated Statements of Operations for the years ended December 31, 1996, 1997 and 1998

               3. Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1997 and 1998

               4. Consolidated Statements of Cash Flows for the for the years ended December 31, 1996, 1997 and 1998

               5. Notes to Consolidated Financial Statements

               6. Report of Arthur Andersen LLP

               7. Report of Ernst & Young LLP

          (b) Unaudited Pro Forma Condensed Combined Financial Information:

               1. Introduction

               2. Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1998

               3. Unaudited Pro Forma Condensed Combined Statement of Earnings for the twelve months ended September 30, 1998

               4. Unaudited Pro Forma Condensed Combined Statement of Earnings for the three months ended December 31, 1998

               5. Notes to Unaudited Pro Forma Condensed Combined Financial Information

          (c) Exhibits:

         These exhibits were previously filed with the initial Form 8-K filing.

                  2.1 Agreement and Plan of Merger, dated as of January 11, 1999, among the Registrant, Peacock Merger Corp. and PharMerica, Inc. is incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (No. 333-74445) as filed with the Securities and Exchange Commission on March 16, 1999

                  23.1     Consent of Arthur Andersen LLP

                  23.2     Consent of Ernst & Young LLP


     (a)  PharMerica Consolidated Financial Information

                        PharMerica, Inc and Subsidiaries
                      Condensed Consolidated Balance Sheets
                   As of December 31, 1998 and March 31, 1999
                            (unaudited, in thousands)




                                                                               December 31,              March 31,
                                                                                   1998                     1999
                                                                           ---------------------     -------------------
       Assets
       ------

      Cash and cash equivalents                                            $        32,312          $      65,479
      Accounts receivable, net                                                     250,711                257,362
      Inventories                                                                   55,686                 49,798
      Other current assets                                                          46,524                 46,893
                                                                           ---------------------     ------------------
        Current Assets                                                             385,233                419,532

      Equipment and leasehold improvements, net                                     64,187                 66,005
      Goodwill, net                                                                699,313                708,998
      Other assets, net                                                             15,592                 15,581
                                                                           ---------------------     -------------------

          Total Assets                                                      $    1,164,325          $   1,210,116
                                                                           =====================     ===================

       Liabilities and Stockholders' Equity
       ------------------------------------
      Current liabilities                                                   $       102,091         $       94,663

      Long term liabilites                                                          591,552                609,616
      Other liabilities                                                              37,847                 64,847
                                                                           ---------------------     -------------------

         Total Liabilities                                                          731,490                769,126

      Stockholders' equity                                                          432,835                440,990
                                                                           ---------------------     -------------------

       Total Liabilities and Stockholders' Equity                           $     1,164,325          $   1,210,116
                                                                           =====================     ===================


          The accompanying notes are an intergral part of the condensed consolidated financial statements.




                        PharMerica, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)
                                 (unaudited)

                                                                       Three Months Ended March 31

                                                                     1998                            1999

                                                           ------------------------------------------------------------
NET SALES                                                    $       274,677                 $       286,820

COST  OF REVENUES                                                    152,802                         167,025

                                                           ------------------------------------------------------------

           GROSS PROFIT                                              121,875                         119,795


OPERATING EXPENSES:

     Selling, general and administrative expenses                     85,528                         87,963

     Depreciation and amortization                                     8,524                          9,451

     Gain on sale of retail pharmacies                                   -                           (1,307)

                                                           ------------------------------------------------------------

OPERATING INCOME                                                      27,823                         23,688


          Interest expense, net                                        7,795                         12,051

                                                           -----------------------------------------------------

INCOME BEFORE TAX PROVISION                                           20,028                         11,637

          Income tax provision                                         8,698                          4,850

                                                           -----------------------------------------------------

NET INCOME                                                  $         11,330                     $    6,787

                                                           =====================================================

EARNINGS PER SHARE:

     Basic                                                  $           0.13                    $      0.08

                                                           =====================================================

     Diluted                                                $           0.13                    $      0.08

                                                           =====================================================

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING:

     Basic                                                            87,797                         89,560

                                                           =====================================================

     Diluted                                                          90,275                        89,795

                                                           =====================================================

 The accompanying notes are an integral part of the condensed consolidated financial statements.




                                  PharMerica, Inc. and Subsidiaries
                           Condensed Consolidated Statements of Stockholders' Equity
                                  For the Three Months Ended March 31, 1999
                                           (in thousands)
                                             (unaudited)
                                                                                                                     Total
                                               Common Stock                 Additional         Retained          Stockholders'
                                        Shares             Amount            Paid in           Earnings              Equity
                                                                             Capital
                                      ------------     ---------------    ---------------     ------------       ---------------

Balance, December 31, 1998             89,387          $     894          $   417,114          $  14,827           $   432,835

Common stock issued in connection
  with exercise of stock options and
  warrants                                280                  2                1,366              -                     1,368

Net income for the three months ended
  March 31, 1999                          -                    -                 -                 6,787                 6,787

                                      ============     ===============    ===============     ============       ===============
Balance March 31, 1999                 89,667          $     896          $   418,480          $  21,614           $   440,990
                                      ============     ===============    ===============     ============       ===============

The accompanying notes are an integral part of the condensed consolidated financial statements.

                        PharMerica, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                    For the Three Months Ended March 31, 1999 and 1998
                                      (in thousands)
                                       (unaudited)



                                                                 Three Months Ended
                                                                      March 31,
                                                                      ---------
                                                                 1998                 1999
                                                            ----------------     ---------------

Cash flows from operating activities:
  Net income                                                 $    11,330           $   6,787
                                                              ----------             -------
  Adjustments to reconcile net income to net cash
    flows from operating activities:
      Depreciation and amortization                                8,524               9,451
      Gain on sale of retail pharmacies                              -                (1,307)
      Change in assets and liabilities, net of acquisitions
       Accounts receivable                                       (35,566)             (6,651)
       Inventories                                                 1,388               5,069
       Prepaid expenses and other current assets                   2,150                (369)
       Accounts payable and accrued expenses                      (8,263)               (807)
       Deferred revenue                                              -                27,000
       Deferred income taxes                                       8,137                 -
       Accrued restructuring charges                              (2,560)             (2,318)
       Other                                                       1,280                  11
                                                         ----------------     ---------------
         Total adjustments                                       (24,910)             30,079
                                                         ----------------     ---------------
            Net cash flows from operating activities             (13,580)             36,866
                                                         ----------------     ---------------

Cash flows from investing activities:
   Payments for acquisition related contingent earnouts              -               (14,941)
   Payments for acquistions, net of cash acquired                (57,334)                 -
   Purchase of equipment and leasehold improvements               (7,522)             (6,356)
   Proceeds from disposal of retail pharmacies                       -                 2,469
                                                         ----------------     ---------------
       Net cash flows from investing activities                  (64,856)            (18,828)
                                                         ----------------     ---------------

Cash flows from financing activities:
   Net proceeds from commercial bank borrowings
     and other notes payable                                      82,900              13,761
   Net proceeds from issuance of subordinated debt               316,875                 -
   Proceeds from exercise of stock options and warrants            3,215               1,368
   Repayment of long-term debt                                  (318,266)                -
                                                         ----------------     ---------------
       Net cash flows from financing  activities                  84,724              15,129
                                                         ----------------     ---------------

Net increase in cash and cash equivalents                          6,288              33,167
Cash and cash equivalents, beginning of period                    34,215              32,312
                                                         ================     ===============
Cash and cash equivalents, end of period                      $   40,503          $   65,479
                                                         ================     ===============

Supplemental disclosures of cash flow information:
     Cash paid for:
     Interest                                                 $    3,778          $    4,839
                                                         ================     ===============
     Taxes                                                    $    2,451          $     -
                                                         ================     ===============


The accompanying notes are an integral part of the condensed consolidated financial statements.


PHARMERICA, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Business- PharMerica, Inc. ("PharMerica" or the "Company"), a Delaware corporation, was formed as a result of the merger involving Capstone Pharmacy Services, Inc. ("Capstone") and Pharmacy Corporation of America ("PCA"), a wholly-owned subsidiary of Beverly Enterprises, Inc. ("Beverly"), on December 3, 1997 (the "PCA/Capstone Merger").

     PharMerica is a leading provider of pharmacy products and services serving approximately 500,000 patients in long-term care and alternate site settings. The Company provides services to patients in skilled nursing facilities, assisted living facilities, residential and independent living communities, specialty hospitals and the home setting. The Company currently operates 151 pharmacies in 40 states serving approximately 380,000 long-term care residents and more than 106,000 workers' compensation patients via mail service and its on-line pharmacy.

     Basis of Presentation - The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and, therefore, omit or condense footnote disclosures and certain other information normally included in financial statements prepared in accordance with generally accepted accounting principles. The accounting policies followed for quarterly financial reporting conform with the accounting policies disclosed in Note 1 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made.

     The results of operations for the three-month period ended March 31, 1999 are not necessarily indicative of results to be expected for the entire year ending December 31, 1999. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K, as filed with the Securities and Exchange Commission, for the year ended December 31, 1998. The consolidated balance sheet at December 31, 1998 has been derived from the audited financial statements at that date.

     Principles of Consolidation - The unaudited condensed consolidated financial statements include the accounts of PharMerica, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements. Also affected are the reported amounts of revenues, expenses, gains and losses during the reporting periods. Actual results could differ from these estimates.

     Reclassifications - Certain prior period amounts have been reclassified to conform to the current period presentation.

     Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consist principally of purchased pharmaceuticals.

     Equipment and Leasehold Improvements - Equipment and leasehold improvements are recorded at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives or, with respect to leasehold improvements, over the term of the lease if shorter, as follows:

         Furniture, fixtures and equipment............................3-15 years
         Software and computer equipment.............. ................3-5 years
         Leasehold improvements.......................................5-10 years

     Equipment  and  leasehold   improvements   obtained  in   acquisitions   of
     subsidiaries are depreciated or amortized based on their remaining useful lives at the acquisition date.

     Goodwill and Impairment of Long-Lived Assets - Costs in excess of fair values of businesses acquired are recorded as goodwill and amortized using the straight-line method over 40 years. On an ongoing basis, the Company reviews the carrying value of its intangible assets in light of any events or circumstances that indicate they may be impaired or that the amortization period may need to be adjusted. If such circumstances suggest the intangible value cannot be recovered, calculated based on undiscounted cash flows over the remaining amortization period, the carrying value of the intangible will be reduced to its fair value based on discounted projected cash flows.

     Revenue Recognition - Revenues are recorded as products are shipped and services rendered. A portion of the Company's sales is covered by various state and federal reimbursement programs which are subject to review and audit. Reimbursement programs are also subject to change from time to time. Revenues are reported at the estimated net amounts to be received from individuals, third party payors, nursing facilities and others. Approximately 35% and 40% of the Company's revenues for the three-month period ended March 31, 1998 and 1999, respectively, were derived from funds under federal and state medical assistance programs.

     The Company also recognizes revenue under certain capitated arrangements. However, these revenues are insignificant and any losses related to these contracts are accrued as they are incurred.

     Concentration of Credit Risk - A significant portion of the Company's revenue and related receivables are reimbursed from two primary payors, Medicaid and Medicare. Collectively, Medicaid and Medicare accounted for approximately 29% and 27% of accounts receivable reported on the condensed consolidated balance sheets at December 31, 1998 and March 31, 1999, respectively.

     Income Taxes - The Company files a consolidated federal income tax return. Income tax expense is based on reported earnings before income taxes. Deferred taxes on income are provided for items in which the reporting period and methods used for income tax purposes differ from those used for financial statement purposes, using the asset and liability method. Deferred income taxes are recognized for the tax consequence of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     Earnings per Share - Basic earnings per share ("Basic") is computed by dividing net income (the numerator) by the weighted average number of shares of common stock outstanding each period (the denominator). Diluted earnings per share is similar to the computation for Basic, except that the denominator is increased by the dilutive effect of employees' stock options and warrants outstanding, computed using the treasury stock method.

NOTE 2 - ACQUISITIONS AND DIVESTITURES

     1999 Acquisitions and Divestitures - During February 1999, the Company sold the assets of eight retail pharmacies in Pennsylvania for approximately $2.5 million. A gain of approximately $1.3 million was recognized on the sale.

     1998 Acquisitions and Divestitures - During January 1998, the Company acquired the stock of Express Pharmacy Services, Inc., and Tmesys, Inc., which are based in Tampa, Florida and provide workers' compensation related mail order and on-line pharmacy services. The purchase price was approximately $19.7 million, and goodwill at the date of acquisition was $18.6 million.

     During February 1998, the Company acquired the assets of Kentucky Health Services, Inc. d/b/a Med Source, a Kentucky based provider of institutional pharmacy services. The purchase price was approximately $25.0 million, and goodwill at the date of acquisition was approximately $23.3 million. The agreement also provides for an earnout based on the future adjusted earnings of the business. An earnout payment of approximately $14.5 million was paid in March 1999.

     There were no acquisitions during the three months ended March 31, 1999. Certain acquisitions include provisions for earnouts based on adjusted future earnings for the respective business.


NOTE 3 - LONG-TERM DEBT

     The Company maintains a $325 million Bank Credit Facility with several commercial banks (the "Credit Facility"). The Credit Facility stipulates certain covenants relating to various financial ratios, including a leverage ratio and a minimum net worth requirement, among other restrictive covenants. The Company was in compliance with all such covenants as of March 31, 1999. The Credit Facility allows PharMerica to obtain loans at any time, subject to compliance with certain convenants, and matures on December 3, 2002. The advances under the Bank Credit Facility were paid in full on April 26, 1999.

     Under the Credit Facility, the Company has the option to borrow under an alternate base rate or a Eurodollar loan rate. Interest rates on the alternate base rate loans are at the greatest of (a) the prime rate, (b) the base certificate of deposit rate plus 1% or (c) the federal funds effective rate on the date of the loan, plus 1/2 of 1%. Interest on the alternate base rate loans is due quarterly in arrears. Interest rates on the Eurodollar loans are calculated using the adjusted LIBOR rate for the interest period in effect, plus the applicable rate. The adjusted LIBOR rate is the LIBOR rate for such interest period multiplied by the statutory reserve rate. The applicable rate and the statutory reserve rate are defined in the Credit Facility. Interest on the Eurodollar loans is due on the last day of the interest period applicable to the borrowing. As of March 31, 1999, the Company had $277,650,221 outstanding under a Eurodollar loan at an effective interest rate, including the amortization of deferred financing costs, of approximately 6.5%.

     In March 1998, the Company sold $325 million of Senior Subordinated Notes (the "Notes") in a private placement offering. The Notes bear interest at 8 3/8% and mature in 2008. Net proceeds of the Notes were used to repay a portion of the outstanding borrowings under the Credit Facility. In accordance with the terms of the Notes, in July 1998 the Company exchanged the private placement notes for publicly registered notes with substantially the same terms. The Notes contain certain limitations and prohibitions on the Company, including the incurrence of certain indebtedness, the creation of security interests, certain acquisitions and dispositions and certain investments and a restriction on payment of dividends. At March 31, 1999, the Company was in compliance with such convenants. Upon the incurrence of a change in control, the Company is required to offer to purchase the notes at a cash price of 101% of the outstanding principal, plus accrued interest.


NOTE 4 - RESTRUCTURING CHARGES

     In September 1998, the Company recorded approximately $13.0 million in restructuring charges, consisting of approximately $2.1 million of severance covering approximately 46 corporate positions and approximately $10.9 million relating to future rents to be paid through 2003 and related exit costs in connection with the relocation of the Company's corporate office and its mail service pharmacy facility in Tampa. The Company consolidated and relocated its corporate office and the mail service pharmacy operating unit to a new location in Tampa.

     During the three months ended March 31, 1999, approximately $1.7 million was charged against these restructuring accruals consisting of $1.1 million paid as severance and $0.6 million paid for terminated leases and related exit costs.


NOTE 5 - MAJOR CUSTOMER AND VENDOR RELATIONSHIPS

     The Company provides its pharmaceutical dispensing, infusion therapy products and services and its pharmacy and nursing consulting services to nursing facilities operated by Beverly, and to the residents of Beverly facilities. Revenues attributable to Beverly nursing facilities, inclusive of revenues from federal and state medical assistance programs and other third party payors, were approximately 19% and 18% of net sales for the three months ended March 31, 1998 and 1999, respectively.

     The Company utilizes a primary supplier arrangement for its pharmaceutical purchases. Purchases of inventory under primary supplier relationships during the three months ended March 31, 1998 and 1999, were approximately 76% and 86%, respectively, of total inventory purchases.

NOTE 6 - OPERATING SEGMENTS

     In 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company's five business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into two reportable segments, long-term care and mail pharmacy services. These segments are managed separately because each of these business units requires different marketing strategies and delivery systems.

     The long-term care segment consists of two business units serving the eastern and western United States. This segment provides institutional pharmacy products and services to patients in the long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities, and residential and independent living communities.

     The mail pharmacy services segment provides mail order and on-line pharmacy services, including prescription and non-prescription pharmaceuticals, medical supplies, and medical equipment. The primary customer base for this segment includes injured workers who are receiving workers' compensation benefits, and homebound catastrophically injured patients.

     The accounting policies of the reportable segments are the same as those described in Note 1. Income taxes, restructuring expenses, and certain bad debt and goodwill amortization expense charges have not been allocated to the operating segments. The Company evaluates the performance of its segments based on operating earnings of the respective business units. Intersegment sales and transfers are not significant.

     Summarized financial information for the three months ended March 31, 1998 and 1999 concerning the Company's reportable operating segments is outlined below (in thousands):


                                                          Mail
                                         Long-Term       Pharmacy          All            Special
March 31, 1998                             Care          Services         Other           Credit           Total
--------------                          -------------  -------------   -------------  ---------------  ----------------

     Revenues                        $    227,948       $  33,026        $ 13,703                       $  274,677
     EBITDA                                27,203           5,184           3,960                           36,347
     Total assets                         490,742          52,010         679,190                        1,221,942



                                                          Mail
                                         Long-Term       Pharmacy          All            Special
March 31, 1999                             Care          Services         Other           Credit           Total
--------------                         -------------  -------------   -------------  ---------------  ----------------

     Revenues                           $ 241,515       $ 37,255         $  8,050                       $  286,820
     EDBITDA                               31,521          8,185           (7,874)       $ 1,307            33,139
     Total assets                         927,168        134,952          147,996                        1,210,116


     The "All Other" column includes corporate related items, results of immaterial operations and, as it relates to EBITDA, income and expense not allocated to reportable segments. The "Special Credit" column includes a $1.3 million gain on the sale of certain retail pharmacies.

    A reconciliation of EBITDA to net income for the three months ended March 31, 1998 and 1999 is as follows:

                                                             1998       1999
                                                             ----       ----
                                                             (in thousands)

     EBITDA                                             $   36,347    $  33,139
     Interest expense, net                                  (7,795)     (12,051)
     Depreciation and amortization                          (8,524)      (9,451)
     Provision for income taxes                             (8,698)      (4,850)
                                                            -------      ------
     Net income                                         $   11,330    $   6,787
                                                            ======        =====

NOTE 7 - CONTINGENCIES

     In November 1998, a putative securities class action was filed against PharMerica, C. Arnold Renschler, M.D. (the Company's Chief Executive Officer), Robert Della Valle (the Company's former Chief Operating Officer) and James D. Shelton (the Company's former Chief Financial Officer) in the United States District Court for the Middle District of Florida. The proposed class consists of all persons who purchased or acquired stock of PharMerica between January 7, 1998 and July 24, 1998. The complaint seeks monetary damages but does not specify an amount. In general, the complaint alleges that the defendants made material omissions by withholding from the market information related to the costs associated with certain acquisitions. The complaint alleges claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. PharMerica believes the complaint is without merit and intends to defend the case vigorously. The potential outcome of the litigation cannot be predicted with certainty, however, management believes the litigation will not have a material impact on the financial position or results of operations of the Company given a preliminary investigation and its existing insurance coverages.

     The Company is subject to various other claims and litigation in the ordinary course of its business. In the opinion of management and outside counsel, the ultimate settlement of these claims and litigation will not have a material adverse effect on the consolidated financial position or future operating results of the Company.


NOTE 8 - SUBSEQUENT EVENTS

     On April 26, 1999, PharMerica was acquired by Bergen Brunswig Corporation ("Bergen"). Pursuant to the merger agreement, which was approved by the stockholders of both Bergen and PharMerica on April 22, 199, PharMerica became a wholly-owned subsidiary of Bergen. Under the terms of the merger, stockholders of PharMerica received 0.275 per share of Bergen's Class A common stock in exchange for each outstanding share of PharMerica common stock. The merger is structured as a tax-free transaction and will be accounted for as a purchase for financial reporting purposes.

(b)  Unaudited Pro Forma Condensed Combined Financial Information

          The following unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of PharMerica included elsewhere herein and the historical consolidated financial statements, including the notes thereto, of Bergen which have previously been filed by Bergen with the Securities and Exchange Commission. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma condensed combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the Merger or any merger-related expenses.

              Unaudited Pro Forma Condensed Combined Balance Sheet

          The following unaudited pro forma condensed combined balance sheet presents, under the purchase method of accounting, the consolidated balance sheets of Bergen and PharMerica combined as of March 31, 1999, as if the Merger had occurred on that date.



                           BERGEN BRUNSWIG/PHARMERICA
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 March 31, 1999

                                                                Bergen
                                                                Brunswig       PharMerica                            Pro Forma
                                                                March 31,       March 31,      Pro Forma             Combined
                                                                 1999            1999        Adjustments (1)         Balances (2)(3)
                                                                              (In thousands)

Assets
Current Assets:
   Cash and cash equivalents                                 $   57,212     $   65,479        $      -             $  122,691
   Receivables, net                                           1,188,821        257,362          (14,415) (d)        1,431,768
   Inventories                                                2,112,710         49,798                              2,162,508
   Income taxes receivable                                        5,969          2,408                                  8,377
   Deferred income taxes                                          -             37,186                                 37,186
   Other current assets                                          18,918          9,707                                 28,625
                                                              ---------        -------          --------            ---------
     Total current assets                                     3,383,630        421,940          (14,415)            3,791,155
                                                              ---------        -------          --------            ---------
Property - at cost:                                             311,848        119,164                                431,012
Accumulated depreciation and amortization                      (148,026)       (53,159)                              (201,185)
                                                              ---------        --------         --------            ---------
   Property- net                                                163,822         66,005                                229,827

Goodwill                                                        632,850        708,998          739,221 (a)         1,372,071
                                                                                               (708,998)(a)
Deferred income taxes                                             8,158           -                                     8,158
Deferred charges and other assets                               113,339         15,581                                128,920
                                                              ---------      ---------           ------             ---------
     Total assets                                            $4,301,799     $1,212,524          $15,808            $5,530,131
                                                              =========      =========           ======             =========
Liabilities and Shareowners' Equity
Current liabilities:
   Accounts payable and accrued liabilities                  $2,171,675        $95,223        $ (14,415) (d)       $2,252,483
   Customer credit balances                                     155,196            -                                  155,196
   Deferred income taxes                                         82,111            -                                   82,111
   Current portion of long-term obligations                       1,507          1,848                                  3,355
                                                              ---------        -------          --------            ---------
    Total current liabilities                                 2,410,489         97,071          (14,415)            2,493,145
                                                              ---------        -------          --------            ---------
Long-term debt                                                1,035,895        609,616                              1,645,511
Deferred income taxes                                              -            26,567          (19,002) (e)            7,565
Other long-term liabilities                                      15,395         38,280                                 53,675
                                                              ---------        -------          -------             ---------
     Total long-term obligations                              1,051,290        674,463          (19,002)            1,706,751
                                                              ---------        -------          --------            ---------
Shareowners' equity:
   Common stock                                                 168,637            896             (896) (c)          205,508
                                                                                                 36,871  (b)
   Paid-in capital                                              184,082        418,480          453,344  (b)          637,426
                                                                                               (418,480) (c)
   Retained earnings                                            511,780         21,614          (21,614) (c)          511,780
   Other                                                            346            -                                      346
                                                              ---------      ---------           ------             ----------
     Total                                                      864,845        440,990           49,225             1,355,060
   Treasury shares                                              (24,825)           -                                  (24,825)
                                                              ---------      ---------           ------             ----------
     Total shareowners' equity                                  840,020        440,990           49,225             1,330,235
                                                              ---------      ---------           ------             ---------
     Total liabilities and shareowners' equity               $4,301,799     $1,212,524        $  15,808            $5,530,131
                                                              =========     ==========           ======             =========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.


  Unaudited Pro Forma Condensed Combined Statement of Earnings

          The following unaudited pro forma condensed combined statement of earnings for the six months ended March 31, 1999 presents, under the purchase method of accounting, the operating results of PharMerica and Bergen as if the two companies had combined on October 1, 1998. For purposes of combining PharMerica's historical financial information with Bergen's historical financial information in the following pro forma condensed combined statement of earnings, the financial information of Bergen for the first six months of its current fiscal year has been combined with PharMerica's financial information for the last three months of PharMerica's fiscal year ended December 31, 1998 and the first three months of its current fiscal year.



                           BERGEN BRUNSWIG/PHARMERICA
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS


                                                                                 Six Months Ended March 31, 1999
                                                                                                                       Pro Forma
                                                                         Bergen                     Pro Forma          Combined
                                                                        Brunswig    PharMerica     Adjustments (1)     Results(2)(3)
                                                                             (In thousands, except per share amounts)


Net sales and other revenues:
  Excluding bulk shipments to customers' warehouses                    $8,262,051    $580,632      $(285,489) (f)       $ 8,557,194
  Bulk shipments to customers' warehouses                               1,766,728       -                                 1,766,728
                                                                       ----------     -------        --------            ----------
    Total net sales and other revenues                                 10,028,779     580,632       (285,489)            10,323,922
                                                                       ----------     -------        --------            -----------
Costs and other expenses:
  Cost of sales                                                         9,576,514     337,731       (285,489) (f)         9,628,756
  Distribution,selling, general and administrative expenses               314,933     199,467          1,386  (g)           515,786
  Special credit(4)                                                         -          (1,307)                               (1,307)
                                                                        ---------     --------       --------            -----------
     Total costs and expenses                                           9,891,447     535,891       (284,103)            10,143,235
                                                                        ---------     --------       --------            -----------
Operating earnings                                                        137,332      44,741         (1,386)               180,687
Net interest expense                                                       25,862      23,145         (1,881) (h)            47,126
                                                                        ---------     --------       --------            -----------
Earnings before provision for taxes on income                             111,470      21,596            495                133,561
Provision for taxes on income                                              45,145       8,986          2,243 (i)             56,374
                                                                        ---------     --------       --------            -----------
Net earnings                                                           $   66,325    $ 12,610      $  (1,748)           $    77,187
                                                                        =========     =======        ========            ===========

Earnings per share (5):
  Basic                                                                     $0.63                                             $0.59
                                                                        =========                                        ===========
  Diluted                                                                   $0.62                                             $0.58
                                                                        =========                                        ===========
Weighted average number of common shares outstanding (5):
  Basic                                                                   105,598                                           130,227
                                                                        =========                                        ===========
  Diluted                                                                 107,296                                           131,990
                                                                        =========                                        ===========


 See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.


                BERGEN BRUNSWIG/PHARMERICA JOINT PROXY STATEMENT
     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


Note 1.  Pro Forma Adjustments

(a) Represents the preliminary computation of the excess of the purchase price over the estimated fair value of the tangible net assets acquired ("goodwill") associated with the acquisition of PharMerica by Bergen. Under the Merger Agreement, Bergen acquired all of the capital stock of PharMerica at the exchange ratio described in Note 3 below. Assuming that the acquisition was consummated on March 31, 1999, Bergen would have recorded goodwill of $739.2 million, would have issued approximately 24.5 million shares of Bergen Common Stock based on approximately 89.7 million shares of PharMerica Common Stock outstanding on that date, and would have completed the transaction at a cost of approximately $490.2 million, based on Bergen's closing stock price of $20.00 on March 31, 1999. In addition, goodwill was decreased by PharMerica's goodwill of $709.0 million at March 31, 1999, as required under the purchase accounting method.


(b) Represents the issuance of shares of Bergen Common Stock as described in adjustment (a) above.


(c)  Represents the elimination of PharMerica's stockholders' equity balances.


(d) Represents the elimination of Bergen's accounts receivable and PharMerica's related accounts payable at March 31, 1999.


(e) Represents the elimination of PharMerica's long-term deferred income tax liability related to that portion of PharMerica's goodwill which is deductible for federal income tax purposes.


(f) Represents the elimination of Bergen's sales to PharMerica and elimination of PharMerica's related cost of sales for the six-month period ended March 31, 1999. The unrealized gross profit on Bergen's products remaining in PharMerica's beginning and ending inventory was not material in that period.


(g) Represents the estimated effect of increased goodwill amortization expense of $1.4 million for the six-month period ended March 31, 1999 attributable to additional goodwill recorded in the combination of Bergen and PharMerica as described in adjustment (a) above over a 40-year amortization period.


(h) Represents the estimated effect of decreased interest expense attributable to Bergen's assumption of PharMerica's borrowings under its credit facility at an effective annual cost of 5.37% for the six months ended March 31, 1999. The effect of decreased interest expense on the remainder of PharMerica's indebtedness assumed by Bergen in the Merger has not been estimated because it is possible that Bergen may not refinance such indebtedness.


(i) Represents an increase of $2.2 million related to the establishment of the pro forma consolidated income tax provision for the six months ended March 31, 1999.

Note 2.   Reclassifications

          Certain reclassifications have been made to the unaudited financial statements of PharMerica to conform to the presentation expected to be used by the combined companies.


Note 3.   Exchange Ratio

          Under the Merger Agreement, each outstanding share of PharMerica Common Stock was converted into 0.275 of a share of Bergen Common Stock. This exchange ratio was used in computing share and per share amounts in the accompanying unaudited pro forma combined condensed financial statements.


Note 4.   Effect of Special Credit

          PharMerica's amounts for the six months ended March 31, 1999 include a special credit for a gain on disposition of a business of $1.3 million.The effect of this special credit on the unaudited pro forma condensed combined results for the six months ended March 31, 1999 was to increase pro forma net earnings by $0.8 million and increase pro forma diluted earnings per share by $0.01 per share.

Note 5.   Earnings per Share

          The pro forma earnings per share reflects the weighted average number of shares of Bergen Common Stock that would have been outstanding if the Merger occurred at the beginning of the six-month period presented, based upon an exchange ratio of 0.275 shares of Bergen Common Stock to be issued for each share of PharMerica Common Stock outstanding, and the dilutive impact of stock options and warrants using the treasury stock method. All PharMerica options and warrants are assumed to be converted into options and warrants for shares of Bergen Common Stock at the exchange ratio before application of the treasury stock method.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BERGEN BRUNSWIG CORPORATION
                                               (Registrant)

DATE:  May 21, 1999
                                        By:  _____________________
                                             Name:  Neil F. Dimick
                                             Title: Executive Vice President
                                                    and Chief Financial Officer